Exhibit 10.2

Execution Version

Decarbonization Plus Acquisition Sponsor III LLC

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

June 15, 2021

Decarbonization Plus Acquisition Corporation III

2744 Sand Hill Road

Menlo Park, CA

Re: Sponsor Letter

Ladies and Gentlemen:

This letter (this “Sponsor Letter”) is being delivered to you in accordance with that Business Combination Agreement, dated as of the date hereof (as it may be amended, restated, or otherwise modified from time to time in accordance with its terms), by and among Decarbonization Plus Acquisition Corporation III, a Delaware corporation (“SPAC”), DCRC Merger Sub Inc., a Delaware corporation, and Solid Power, Inc., a Colorado corporation (the “Company”) (the “Business Combination Agreement”) and the transactions contemplated therein (the “Business Combination”). Certain capitalized terms used herein are defined in paragraph 4 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

Decarbonization Plus Acquisition Sponsor III LLC, a Delaware limited liability company (“Sponsor”), currently is the record owner of 8,390,000 shares of DCRC Founders Stock and 6,367,263 outstanding DCRC Warrants, which were acquired in a private placement that occurred simultaneously with the consummation of the SPAC’s initial public offering (the “Private Placement Warrants” and, collectively, the “Sponsor Equity”), and certain individuals, each of whom is a member of SPAC’s board of directors (the “Insiders”) currently are the record owners of 360,000 shares of DCRC Founders Stock and 299,404 Private Placement Warrants (collectively, the “Insider Equity”).

In order to induce the Company and SPAC to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider agree as follows:

1)	Each of the Sponsor and the Insiders unconditionally and irrevocably agrees that it shall:

a)

vote any DCRC Class A Common Stock and DCRC Founders Stock owned by it (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for any meeting of stockholders, however called, (including any adjournment or postponement thereof), and in any action by written resolution of the stockholders of SPAC, relating to the Business Combination and any transactions contemplated by the Business Combination Agreement;

b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any DCRC Alternative Transaction and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement or result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Sponsor Letter or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of SPAC (other than as contemplated by the Business Combination Agreement);

d)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or Board of Directors of SPAC (other than in connection with the Business Combination and the other proposals related to the Business Combination); and

e)	not redeem any shares of DCRC Class A Common Stock owned by it in connection with such stockholder approval.

Prior to any valid termination of the Business Combination Agreement, the Sponsor shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Sponsor Letter.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the DCRC Board.

2)

The Sponsor and the Insiders hereby agree and acknowledge that the terms set forth in the Letter Agreement, including the lock-up provisions described in Section 7 of the Letter Agreement, shall continue to be in effect and are binding against such parties, and none of the Sponsor, the Insiders or SPAC shall amend, modify, limit or terminate such obligations without the prior written consent of the Company (which may be given in its sole discretion). The Sponsor and the Insiders hereby agree and acknowledge that the terms set forth in the Letter Agreement shall continue to be in effect and are binding against such parties, and none of the Sponsor, the Insiders or SPAC shall amend, modify, limit or terminate such obligations without the prior written consent of the Company (which may be given in its sole discretion).

3)

Each of the Sponsor and the Insiders agrees that, after the date hereof, and until the Effective Time, it shall not directly or indirectly, without the prior written consent of the Company, (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its DCRC Founders Stock or otherwise agree to do any of the foregoing, (b) deposit any of its DCRC Founders Stock into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect any of its DCRC Founders Stock that conflicts with any of the covenants or agreements set forth in this Sponsor Letter, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its DCRC Founders Stock, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its DCRC Founders Stock even if such DCRC Founders Stock would be disposed of by a person other than such person or (e) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

4)

The Sponsor hereby agrees that, during the period commencing on the date hereof and ending at the Closing, the Sponsor shall not modify or amend any contract between or among Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any affiliate of the Sponsor (other than SPAC and its Subsidiaries), on the one hand, and SPAC or any of SPAC’s subsidiaries, on the other hand.

5)	As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

6)

This Sponsor Letter, the Letter Agreement, the Business Combination Agreement and the other agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7)

Subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the certificate of incorporation and bylaws of SPAC, each of the Sponsor and Insiders hereby irrevocably and unconditionally waives and agrees not to assert or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the DCRC Founders Stock held by it convert into DCRC Class A Common Stock pursuant to Section 4.3 of the amended and restated certificate of incorporation of SPAC or any other adjustment or anti-dilution protections that arise in connection with the transactions contemplated by the Business Combination Agreement. Sponsor and each Insider further agree that they will each cause each share of DCRC Founders Stock held by it to convert into one share of DCRC Class A Common Stock effective prior to the Effective Time in accordance with the terms and provisions set forth in the Business Combination Agreement.

8)

No party hereto may, except as set forth herein, assign either this Sponsor Letter or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter shall be binding on the Sponsor, SPAC and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9)

Nothing in this Sponsor Letter shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Letter or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Letter shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10)

This Sponsor Letter may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11)

This Sponsor Letter shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Letter or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Letter a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12)

This Sponsor Letter, and all claims or causes of action based upon, arising out of, or related to this Sponsor Letter or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Letter or the transactions contemplated hereby may be brought in federal and state courts located in Wilmington in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Letter or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission.

14)	This Sponsor Letter shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Business Combination Agreement in accordance with its terms prior to the Closing.

15)

Each of the Sponsor and the Insiders hereby represents and warrants to SPAC and the Company as follows: (i) to the extent such party is not a natural person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Sponsor Letter and consummate the transactions contemplated hereby; (ii) this Sponsor Letter has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by the other parties to this Sponsor Letter, this Sponsor Letter constitutes a legally valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iii) the execution and delivery of this Sponsor Letter by such party does not, and the performance by such party of its obligations hereunder will not, (A) in the case of the Sponsor, conflict with or result in a violation of the organizational documents of the Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such party’s DCRC Founders Stock or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such party of its obligations under this Sponsor Letter; (iv) there are no Actions pending against such party or, to the knowledge of such party, threatened against such party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such party of its obligations under this Sponsor Letter; (v) except for fees described on Section 5.12 of the DCRC Disclosure Schedules, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such party or its controlled affiliates in connection with the Business Combination Agreement or the transactions contemplated thereby based upon any arrangement or agreement made by such party or its controlled affiliates for which SPAC or any of its controlled affiliates or, following the Closing, the Company or any of their controlled affiliates, would have any obligations or liabilities of any kind or nature; (vi) such party has had the opportunity to read the Business Combination Agreement and this Sponsor Letter and has had the opportunity to consult with its tax and legal advisors; (vii) such party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such party’s obligations hereunder; (viii) such party has good title to all of its DCRC Founders Stock and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to, as applicable, vote, sell or otherwise dispose of such DCRC Founders Stock or Private Placement Warrants) affecting any such DCRC Founders Stock or Private Placement Warrants, other than pursuant to (A) this Sponsor Letter, (B) the amended and restated certificate of incorporation of SPAC, (C) the Business Combination Agreement, (D) the Amended and Restated Limited Liability Company Agreement of the Sponsor, (E) the Letter Agreement or (F) any applicable securities laws; and (x) the Sponsor Equity or Insider Equity owned by such party are the only SPAC Founder Shares, Private Placement Warrants or other equity securities of SPAC Beneficially Owned by such party as of the date hereof.

16)

Each of the Sponsor and Insiders hereby agrees and acknowledges that: (i) SPAC and, prior to any valid termination of the Business Combination Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor and Insiders of its obligations under paragraphs 1 and 2, as applicable, of this Sponsor Letter, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

17)

If, and as often as, (a) there is any stock split, stock dividend, combination or reclassification that results in the Sponsor acquiring new DCRC Founders Stock, DCRC Class A Common Stock, Private Placement Warrants or other equity securities of SPAC, (b) the Sponsor purchases or otherwise acquires Beneficial Ownership of any DCRC Founders Stock, Private Placement Warrants, DCRC Class A Common Stock or other equity securities of SPAC after the date of this Sponsor Letter, or (c) Sponsor acquires the right to vote or share in the voting of any DCRC Founders Stock, DCRC Class A Common Stock or other equity securities of SPAC after the date of this Sponsor Letter, then, in each case, such DCRC Founders Stock, DCRC Class A Common Stock, Private Placement Warrants and other equity securities of SPAC acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Letter.

18)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature page follows.]

Sincerely,

DECARBONIZATION PLUS
ACQUISITION SPONSOR III LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Authorized Person

/s/ Jennifer Aaker
Name: Jennifer Aaker

/s/ Jane Kearns
Name: Jane Kearns

/s/ James AC McDermott
Name: James AC McDermott

/s/ Jeffrey H. Tepper
Name: Jeffrey H. Tepper

Acknowledged and Agreed:

DECARBONIZATION PLUS ACQUISITION
CORPORATION III

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Chief Financial, Chief Accounting
Officer and Secretary

Acknowledged and Agreed:

SOLID POWER, INC.

By:	/s/ Douglas Campbell
Name: Douglas Campbell
Title: Chief Executive Officer

[Signature Page to the Sponsor Letter Agreement]